Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

TXU Corp. Subsidiaries to Refinance Portion of Existing Short-Term Debt

Dallas - March 13, 2007 - TXU Corp. (NYSE: TXU) announced today that its subsidiaries TXU Energy Company LLC (the parent company of TXU Power, TXU Wholesale and TXU Energy) and TXU Electric Delivery Company plan to issue an aggregate $1.8 billion of senior unsecured floating rate notes maturing by September 2008. The notes are expected to include $1 billion principal amount of senior unsecured floating rate notes at TXU Energy Company LLC and $800 million principal amount of senior unsecured floating rate notes at TXU Electric Delivery Company. The notes will be used to replace existing short-term borrowings. The proceeds from these offerings will not be used to fund the recently announced merger transaction involving TXU Corp. The notes will be mandatorily redeemable upon closing of the merger transaction and will not be outstanding after the closing.

This release does not constitute an offer to sell or the solicitation of an offer to buy securities. The notes will be issued only to “qualified institutional buyers” under Rule 144A under the Securities Act of 1933, as amended (Securities Act), and to persons outside the United States in accordance with Regulation S under the Securities Act. The notes offered have not been registered under the United States federal or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

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Corporate Communications:	Investor Relations:
Lisa Singleton 214.812.5049	Tim Hogan 214.812.4641	Bill Huber 214.812.2480	Steve Oakley 214.812.2220